Exhibit 5.1

Re:	Registration Statement on Form S-8 of 600,000 shares of Common Stock, par value $0.01 per share, of Ambassadors International, Inc.

Ladies and Gentlemen:

In connection with the registration by Ambassadors International, Inc., a Delaware corporation (the “Company”), of 600,000 shares of common stock, $0.01 par value per share (the “Shares”), issuable pursuant to the Company’s 2005 Incentive Award Plan (the “Plan”), under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), you have requested our opinion set forth below. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance of the Shares in accordance with the terms of the Plan, the Registration Statement and applicable law, and delivery and payment therefor of legal consideration in excess of the par value of each of the Shares issued, such Shares will be validly issued, fully paid and nonassessable securities of the Company.

November 2, 2005

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP